Aames 2001-4

Mortgage Pass-Through Certificates

Series 2001-4

Delinquency Report for April 25, 2002 Distribution
Delinquency Report - Total

		CURRENT	1 PAYMENT	2 PAYMTS	3+ PAYMTS	TOTAL
DELINQUENT	Balance		3,431,147.41	531,985.28	300,271.80	4,263,404.49
	% Balance		1.51%	0.23%	0.13%	1.87%
	# Loans		41	7	6	54
	% # Loans		1.65%	0.28%	0.24%	2.17%
FORECLOSURE	Balance	-	-	127,728.83	-	127,728.83
	% Balance	0.00%	0.00%	0.06%	0.00%	0.06%
	# Loans	-	-	2	-	2
	% # Loans	0.00%	0.00%	0.08%	0.00%	0.08%
BANKRUPTCY	Balance	357,467.04	-	-	-	357,467.04
	% Balance	0.16%	0.00%	0.00%	0.00%	0.16%
	# Loans	4	-	-	-	4
	% # Loans	0.16%	0.00%	0.00%	0.00%	0.16%
REO	Balance	-	-	-	-	-
	% Balance	0.00%	0.00%	0.00%	0.00%	0.00%
	# Loans	-	-	-	-	-
	% # Loans	0.00%	0.00%	0.00%	0.00%	0.00%

TOTAL	Balance	357,467.04	3,431,147.41	659,714.11	300,271.80	4,748,600.36
	% Balance	0.16%	1.51%	0.29%	0.13%	2.08%
	# Loans	4	41	9	6	60
	% # Loans	0.16%	1.65%	0.36%	0.24%	2.41%
Note: Current = 0-30days, 1 Payment =31-60days, 2 Payments = 61-90days, 3+ Payments = 91+

1 or 2 Payments Delinquent

3 or More Payments Delinquent

Total Foreclosure

Total Bankruptcy and REO

Note: Dates correspond to distribution dates.
Page 15 of 25	© COPYRIGHT 2002 Deutsche Bank